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                                 EXHIBIT 10.17
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                                   AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT


         THIS AMENDMENT (the "Amendment") is made as of the 20th day of July, 1993, by and between Arkla, Inc., a Delaware corporation (the "Company"), and Daniel L. Dienstbier ("Dienstbier"), with reference to the following facts:

         A. Dienstbier and the Company entered into an Employment Agreement dated January 20, 1993 (the "Employment Agreement"). Under the terms of the Employment Agreement, Dienstbier may voluntarily resign from employment with the Company and receive certain compensation and other benefits through June 30, 1994.

         B. On July 15, 1993, Dienstbier notified the Board of Directors of the Company that he wishes to exercise his right under the Employment Agreement to voluntarily terminate employment with the Company.

         C. Dienstbier and the Company are entering into this Amendment to secure Dienstbier's services through September 30, 1993, and to insure an orderly transition in the reassignment of Dienstbier's duties and responsibilities.

         NOW, THEREFORE, Dienstbier and the Company agree as follows:

         1. Upon the execution of this Amendment by Dienstbier and the Company, the Company will pay Dienstbier the amount of $750,000.00, less taxes required to be withheld by applicable law. This amount represents the sum of the annual base salary, minimum annual award and completion bonus to which Dienstbier is entitled under paragraph 7(c)(ii) of the Employment Agreement.
In addition, upon execution of this Agreement, the Company will instruct its transfer agent to issue in Dienstbier's name a certificate for 15,000 shares of common stock of the Company and will pay him the amount of $52,500.00 as a tax gross-up payment in satisfaction of the Company's obligation to issue shares of common stock under paragraph 7(c)(ii)(C) of the Employment Agreement. The amounts described in this paragraph, when paid, and the shares of common stock, when issued, may not be recovered by the Company for any reason.

         2. In consideration for Dienstbier's services through September 30, 1993, the Company will continue his monthly base salary through that date in accordance with the provisions of paragraph 3(a) of the Employment Agreement and will also pay him the additional amounts set forth in this paragraph. On October 1, 1993, the Company will pay to Dienstbier the sum of $137,500.00, less taxes required to be withheld by applicable
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law.  This amount represents the sum of a minimum annual award plus the additional completion bonus that Dienstbier would have earned through June 30, 1994, without a repositioning of the Arkla Pipeline Group, in each case prorated for the three-month period ending September 30, 1993. In addition, on October 1, 1993, the Company will cause to be issued to Dienstbier an additional 2,500 shares of its common stock (which represents the prorated portion of the additional 10,000 shares that Dienstbier would have earned through June 30, 1994, without a repositioning of the Arkla Pipeline Group), plus a tax gross-up payment determined in the same manner as the tax gross-up payment under paragraph 1 above but based on the value of the Company's common stock on September 30, 1993. In the event of Dienstbier's death before October 1, 1993, the Company (i) will pay to Dienstbier's estate any monthly salary earned and unpaid at the time of his death and (ii) will be obligated to pay to his estate only a prorata portion of the $137,500.00 described in this paragraph and to issue to his estate only a prorata portion of the 2,500 shares of common stock, such prorata portions to be determined by dividing the number of days after June 30, 1993, through the date of his death by the total number of days in the three-month period ending September 30, 1993.

         3. The Company acknowledges and confirms that the stock appreciation rights ("SARs") granted to Dienstbier under paragraph 3(d) of the Employment Agreement will remain outstanding and exercisable in accordance with their terms through the close of business on September 30, 1994, after which all unexercised SARs will terminate and cease to be exercisable. In the event of Dienstbier's death on or before September 30, 1994, the Company will pay to his estate an amount equal to the amount which would be payable if all unexercised SARs had been exercised on the date of his death. For this purpose, the Average Stock Price under paragraph 3(d) of the Employment Agreement will be determined with reference to the 60 trading days ending on the date of his death. The foregoing provisions of this paragraph will supersede any conflicting provisions of paragraph 3(d) of the Employment Agreement relating to the SARs.

         4. Effective as of July 1, 1993, the Employment Agreement is amended as follows:

                 (a) Paragraph 2 is amended in its entirety to read as follows:

                 "2.      Term of Employment.  Employee's employment pursuant
         to this Agreement will terminate on September 30, 1993."

                 (b) Paragraph 3(b), relating to the payment of an annual award, paragraph 3(c), relating to the issuance of shares





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of common stock of the Company, paragraphs 3(e), (f) and (g), relating to the payment of a completion bonus based on the repositioning of the Arkla Pipeline Group, and paragraph 3(l), relating to a possible supplemental retirement income arrangement, are hereby deleted from the Employment Agreement.

                 (c) Paragraph 6, relating to a change in control of the Company, is hereby deleted from the Employment Agreement.

                 (d) Paragraph 7, relating to compensation and benefits following termination of employment, is hereby deleted from the Employment Agreement.

         5. In all other respects, the provisions of the Employment Agreement will remain in effect in accordance with their terms.

         IN WITNESS WHEREOF, the Company and Dienstbier have executed this Amendment as of the date first written above.


                                        ARKLA, INC.



                                       By /s/ T. Milton Honea
                                          T. Milton Honea, Chairman and
                                          Chief Executive Officer



                                          /s/ Daniel L. Dienstbier
                                          Daniel L. Dienstbier





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